EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the inclusion in Ivanhoe Mines Ltd.’s Annual Report on Form 40-F (the “40-F”) for the year ended December 31, 2004, of our Independent Registered Chartered Accountants’ Report dated March 10, 2005 and to the reference to us under the heading “Item 12: Interests of Experts” in the Company’s Annual Information Form for the year ended December 31, 2004, dated March 30, 2005, and in the 40-F.

(Signed) Deloitte & Touche LLP

Vancouver, British Columbia
Canada
March 30, 2005